                                 EXHIBIT 12.1

                      RATIO OF EARNINGS TO FIXED CHARGES

        The following is the computation of ratio of earnings to fixed charges including CMO debt (1):

                                 Nine Months
                                    Ended
                                September 30                                Year Ended December 31
                           ----------------------      ---------------------------------------------------------------------
                               1997        1996           1996          1995 (2)        1994 (2)       1993 (2)     1992 (2)
                           ----------   ---------      ---------      ----------      ----------      ----------   ----------
Fixed charges              $   89,945    $ 58,105      $  77,573      $    3,549      $  769,899      $  533,611   $  420,335
Net income                     18,733       7,394         11,879           2,134         460,033       4,747,417    1,663,494
                           ----------    --------      ---------      ----------      ----------      ----------   ----------
Total earnings (1)         $  108,678    $ 65,499      $  89,452      $    5,683      $1,229,932      $5,281,028   $2,083,829
                           ==========    ========      =========      ==========      ==========      ==========   ==========
Ratio of earnings to
  fixed charges                  1.2x        1.1x           1.2x            1.6x            1.6x            9.9x         5.0x
                           ==========    ========      =========      ==========      ==========     ===========   ==========



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(1)   Earnings used in computing the ratio of earnings to fixed charges consist of net income before income taxes plus fixed charges. Fixed charges consist of interest expense on long-term debt (including amortization of loan premiums and the portion of rental expense deemed to represent the interest factor).

(2) Data prior to the Contribution Transaction is based upon the historical operations of IWLG, as a division of SPB, and includes the Company's equity interest in IFC, as a division of ICII.